EXHIBIT 2.1

_________________________________________________________________

                        AGREEMENT OF SALE

                             between

                   LAKEWOOD - 9 INVESTORS, L.P.
              a New Jersey limited partnership, and
                   ARC - LAKEWOOD - 9 L.L.C., a
               New Jersey limited liability company

                           (as Seller)

                             - and -

                    MONTGOMERY CV REALTY L.P.
                  a Delaware limited partnership
                            (as Buyer)

_________________________________________________________________




               Dated:    January 21, 1999

            Property:    Lakewood Plaza Shopping Center
                    Lakewood Township
                    Ocean County, New Jersey

_________________________________________________________________

                        AGREEMENT OF SALE

                             between

                   LAKEWOOD - 9 INVESTORS, L.P.
              a New Jersey limited partnership, and
                   ARC - LAKEWOOD - 9 L.L.C., a
               New Jersey limited liability company



                           (as Seller)

                             - and -

                    MONTGOMERY CV REALTY L.P.
                  a Delaware limited partnership
                            (as Buyer)

_________________________________________________________________

                        TABLE OF CONTENTS
                                                             Page

1.   Agreement to Sell and Purchase. . . . . . . . . . . . . . .1

2.   Purchase Price. . . . . . . . . . . . . . . . . . . . . . .2

3.   Escrow of Deposit . . . . . . . . . . . . . . . . . . . . .2

          3.1  Deposit . . . . . . . . . . . . . . . . . . . . .2
          3.2  Disbursement. . . . . . . . . . . . . . . . . . .2
          3.3  Escrow Agent's Responsibility . . . . . . . . . .3

4.   Title . . . . . . . . . . . . . . . . . . . . . . . . . . .3

          4.1  Condition of Title. . . . . . . . . . . . . . . .3
          4.2  Inability to Convey Title . . . . . . . . . . . .4

5.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . .4

          5.1  Closing Date. . . . . . . . . . . . . . . . . . .4
          5.2  Prorations. . . . . . . . . . . . . . . . . . . .4
          5.3  Miscellaneous Closing Costs . . . . . . . . . . .7
          5.4  Seller's Delivery Obligations at Closing. . . . .7
          5.5  Buyer's Delivery Obligations at Closing . . . . 10

6.   Covenants, Representations and Warranties of Seller . . . 10

          6.1  Authority . . . . . . . . . . . . . . . . . . . 10
          6.2  No Defaults . . . . . . . . . . . . . . . . . . 11
          6.3  Leases. . . . . . . . . . . . . . . . . . . . . 11
          6.4  Service Contracts . . . . . . . . . . . . . . . 12
          6.5  Notices Regarding Physical Condition. . . . . . 12
          6.6  Intentionally omitted.. . . . . . . . . . . . . 12
          6.7  Notices of Violations . . . . . . . . . . . . . 12
          6.8  Assessments . . . . . . . . . . . . . . . . . . 13
          6.9  Condemnation. . . . . . . . . . . . . . . . . . 13
          6.10 Litigation. . . . . . . . . . . . . . . . . . . 13
          6.11 Environmental Disclosures . . . . . . . . . . . 13
          6.12 Employees . . . . . . . . . . . . . . . . . . . 14
          6.13 Title . . . . . . . . . . . . . . . . . . . . . 14
          6.14 Approvals . . . . . . . . . . . . . . . . . . . 14
          6.15 Untrue Statements . . . . . . . . . . . . . . . 14

6A.  Relocation; Master Lease. . . . . . . . . . . . . . . . . 15

          6A.1 China Wok . . . . . . . . . . . . . . . . . . . 15
          6A.2 Master Lease. . . . . . . . . . . . . . . . . . 15
          6A.3 Post-Closing. . . . . . . . . . . . . . . . . . 15

7.   Obligations and Operations Prior to Closing . . . . . . . 16

          7.1  Existing Surveys and Reports. . . . . . . . . . 16
          7.2  Intentionally omitted.. . . . . . . . . . . . . 16
          7.3  Intentionally omitted.. . . . . . . . . . . . . 16
          7.4  Maintenance of Operation. . . . . . . . . . . . 16
          7.5  Leases and Service Contracts. . . . . . . . . . 16
          7.6  Replacements. . . . . . . . . . . . . . . . . . 17
          7.7  Liens . . . . . . . . . . . . . . . . . . . . . 17
          7.8  Insurance . . . . . . . . . . . . . . . . . . . 17
          7.9  Books and Records . . . . . . . . . . . . . . . 17
          7.10 Inspections . . . . . . . . . . . . . . . . . . 17

8.   Conditions Precedent to Buyer's Obligations . . . . . . . 18

          8.1  Inspection. . . . . . . . . . . . . . . . . . . 18
          8.2  Estoppel Certificates . . . . . . . . . . . . . 18
          8.3  China Wok Rent and Occupancy. . . . . . . . . . 18
          8.4  Strauss Bankruptcy. . . . . . . . . . . . . . . 18
          8.5  Title Policy. . . . . . . . . . . . . . . . . . 18
          8.6  No Material Adverse Change. . . . . . . . . . . 19
          8.7  Third Party Approvals . . . . . . . . . . . . . 19
          8.8  Representations and Warranties. . . . . . . . . 19
          8.9  Compliance by Seller. . . . . . . . . . . . . . 19
          8.10 Board Approval. . . . . . . . . . . . . . . . . 19
          8.11 Failure of Conditions . . . . . . . . . . . . . 19

9.     Damage or Destruction; Condemnation; Insurance. . . . . 20

          9.1  Termination . . . . . . . . . . . . . . . . . . 20
          9.2  Condemnation; No Termination. . . . . . . . . . 20
          9.3  Casualty; No Termination. . . . . . . . . . . . 20
          9.4  Disputes. . . . . . . . . . . . . . . . . . . . 21

10.  Buyer's Default . . . . . . . . . . . . . . . . . . . . . 21

10A. Seller's Default. . . . . . . . . . . . . . . . . . . . . 21

11.  Undertakings by Seller and Buyer. . . . . . . . . . . . . 21

12.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . 21

13.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . 22

14.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . 23

          14.1 Effective Date. . . . . . . . . . . . . . . . . 23
          14.2 Headings. . . . . . . . . . . . . . . . . . . . 23
          14.3 Parties at Interest . . . . . . . . . . . . . . 23
          14.4 Computation of Time . . . . . . . . . . . . . . 23
          14.5 Recording . . . . . . . . . . . . . . . . . . . 23
          14.6 Waiver. . . . . . . . . . . . . . . . . . . . . 23
          14.7 Survival. . . . . . . . . . . . . . . . . . . . 23
          14.8 Entire Agreement; Amendments. . . . . . . . . . 24
          14.9 Governing Law . . . . . . . . . . . . . . . . . 24
          14.10     "As Is" Purchase . . . . . . . . . . . . . 24
          14.11     Counterparts . . . . . . . . . . . . . . . 24
          14.12     Construction . . . . . . . . . . . . . . . 24
          14.13     Partial Invalidity . . . . . . . . . . . . 24
          14.14     Prevailing Party . . . . . . . . . . . . . 25
          14.15     Time is of the Essence . . . . . . . . . . 25
          14.16     Confidentiality. . . . . . . . . . . . . . 25
          14.17     Undertakings by Seller and Buyer . . . . . 25
          14.18     Buyer's Consultants. . . . . . . . . . . . 25



                        AGREEMENT OF SALE


     THIS AGREEMENT OF SALE (the "Agreement") is made as of the ______ day of ______, 1999, by and between LAKEWOOD - 9 INVESTORS, L.P., a New Jersey limited partnership, and ARC - LAKEWOOD - 9 L.L.C., a New Jersey limited liability company whose address is 341 Broad Street, Clifton, New Jersey 07063 (collectively, "Seller"), and MONTGOMERY CV REALTY L.P., a Delaware limited partnership, whose address is Plymouth
Plaza, 580 West Germantown Pike, Suite 200, Plymouth Meeting, PA 19462 ("Buyer"). (A list of all defined terms used in this Agreement is set forth in Exhibit "A", attached hereto and made a part hereof.)

     WHEREAS, Seller is the owner of a certain parcel of land, together with the buildings and improvements thereon erected ("Improvements"), and known as the Lakewood Plaza Shopping Center, located in the Township of Lakewood, County of Ocean and State of New Jersey, as more fully described and defined below as the "Property"; and

     WHEREAS, Seller desires to sell the Property, and Buyer desires to purchase the Property, upon the terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the covenants and provisions contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

          a.   Agreement to Sell and Purchase.  Seller agrees to
sell to Buyer, and Buyer                agrees to purchase from
Seller, subject to the terms and conditions of this Agreement, the following property:

          (a) All that certain tract or piece of land situate in Lakewood Township, Ocean County, New Jersey, as more fully described by metes and bounds on Exhibit "B" hereto, with the buildings and other improvements situate thereon; together with all easements, rights of way, licenses, privileges, hereditaments and appurtenances, if any, belonging to or inuring to the benefit of the land, and all right, title and interest of Seller in and to any land lying in the bed of any highway, street, road or avenue, opened or proposed, in front of, or abutting or adjoining, the real property (collectively, the "Real Estate"); and

          (b) All fixtures, equipment, systems, furniture, furnishings, appliances, supplies and other personal property of every nature and description, tangible or intangible, attached or appurtenant to, or located in or on, or used in connection with the Real Estate, including, but not limited to, the heating, air conditioning, plumbing, sprinkler, ventilation and all utility systems, except such as are owned by tenants of the Real Estate, and any and all rights Seller may have in or to all intangible property useful in connection with the foregoing or the Real Estate, including, without limitation, all trademarks, trade names, contract rights, guarantees, licenses, permits, warranties and the right to use the name "Lakewood Plaza" (collectively, the "Personalty"); and

          (c) All Leases, as defined in Section 4.1, and all Service Contracts, as defined in Section 6.4. (The Real Estate, the Personalty, the Leases and the Service Contracts are hereinafter collectively referred to as the "Property.")

          b. Purchase Price. The aggregate purchase price for the Property (the "Purchase Price") shall be Twenty-Four Million Nine Hundred Sixty Thousand Dollars ($24,960,000), which, subject to the terms and conditions hereinafter set forth, shall be paid to Seller by Buyer, plus or minus any net cash adjustments made pursuant to prorations under this Agreement, at Buyer's option, in cash, by wire transfer, by a bank, certified or cashier's check, or by plain check of a title insurance company chosen by Buyer ("Title Insurer"), at Closing (as defined in Section 5.1 hereof).

          c.   Escrow of Deposit.

          i. Deposit. An irrevocable, unconditional letter of credit in the form of Exhibit "I" hereto with an expiration date of May 1, 1999 or later in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the "Deposit") shall be delivered by Buyer to Escrow Agent (as defined in Section 3.2 hereof) within one business day after the Roof Decision Date (as defined in Section 5.2.7). Within thirty-five (35) days after the Effective Date (as defined in Section 14.1), in the event this Agreement is still in effect, Buyer shall post another irrevocable, unconditional letter of credit with an expiration date of May 1, 1999 or later in the amount of Two Hundred Fifty Thousand Dollars ($250,000), which amount shall constitute part of the "Deposit" for all purposes under this Agreement and shall be delivered by Buyer to Escrow Agent.

          ii. Disbursement. The Deposit shall be held in escrow by Chicago Title Insurance Company or Lawyers Title Insurance Company ("Escrow Agent"), in accordance with the provisions of this Section 3 and the laws of the State of New Jersey. The parties and Escrow Agent agree that the Deposit shall be disbursed as follows:

               (1) If Closing is held, the Deposit shall be returned by Escrow Agent to Buyer at Closing.

               (2) If Closing is not held by reason of Buyer's default, the Deposit shall be delivered to Seller by Escrow Agent within twelve (12) business days of Escrow Agent's receipt of a written certification (a copy of which shall be delivered contemporaneously to Buyer) from Seller that Seller is entitled to the Deposit pursuant to the terms of this Agreement, unless Buyer disputes such notice by written notice to Escrow Agent within ten (10) business days after Buyer's receipt of Seller's notice. In such event Escrow Agent shall not deliver the Deposit to Seller unless ordered to do so by a court of competent jurisdiction.

               (3) If Closing is otherwise not held for any reason other than a default of Buyer, the Deposit shall be delivered to Buyer by Escrow Agent within twelve (12) business days of Escrow Agent's receipt of a written certification (a copy of which shall be delivered contemporaneously to Seller) from Buyer that Buyer is entitled to the Deposit pursuant to the terms of this Agreement, unless Seller disputes such notice by written notice to Escrow Agent within ten (10) business days after Seller's receipt of Buyer's notice. In such event, Escrow Agent shall not deliver the Deposit to Buyer unless ordered to do so by a court of competent jurisdiction. In addition, if there shall be a default of Seller under this Agreement, Buyer may avail itself of any and all other rights and remedies at law or in equity, including, but not limited to, the right to (a) collect monetary damages from Seller; or (b) enforce specific performance of any or all of Seller's obligations under this Agreement. The exercise of (or the failure to exercise) any one of Buyer's rights or remedies under this Agreement shall not be deemed to be in lieu of, or a waiver of, any other right or remedy contained herein or available to Buyer at law or in equity.

               (4) The parties agree that if the Deposit is not replaced with a letter of credit in the same form and amount at least ten (10) days prior to the expiration of any letter(s) of credit constituting the Deposit, or if the Escrow Agent initiates an interpleader action to resolve a dispute concerning the Deposit, the Escrow Agent shall present the letter of credit for payment and hold or deposit into court (as the case may be) the cash proceeds thereof as the Deposit under this Agreement. If the Escrow Agent is holding such proceeds, it shall do so in one or more money market type interest bearing accounts with one or more banking or savings institutions insured in the full principal amount by any agency of the federal government. In the event the Deposit is converted to cash, interest on the Deposit shall be paid to the party who receives the Deposit under this Agreement.

          iii. Escrow Agent's Responsibility. The Escrow Agent is acting only as escrowee responsible for holding the Deposit in accordance with the provisions of this Agreement. If there is a dispute between the parties relating to the Deposit, then the Escrow Agent shall either (a) continue to hold the Deposit until directed otherwise by notice of both Seller and Buyer or court order or (b) deliver the Deposit into court. Neither the Escrow Agent, nor any firm of which the Escrow Agent is a member, shall, by virtue of so acting, be disqualified from representing any party to this Agreement whether in the event of litigation or otherwise.

          d.   Title.

          i. Condition of Title. Title to the Real Estate shall be good and marketable, free and clear of all liens, encumbrances, encroachments, covenants, conditions, restrictions, leases, licenses, security interests, easements, rights of way and other title objections, except those leases, tenancies, licenses and other rights of occupancy and use for all or any portion of the Property (the "Leases") set forth in Exhibit "C" hereto, and those other title objections described in Exhibit "D" hereto (collectively the "Permitted Conditions of Title"); and title shall be insurable as such under an ALTA Form B owner's policy of title insurance (as most recently revised) issued at regular rates (with no additional charge for the endorsements hereinafter described) by any reputable title insurance company, in the amount of at least Twenty-Four Million Nine Hundred Sixty Thousand Dollars ($24,960,000) ("Title Policy"), which Title Policy shall include, without limitation, the endorsements commonly known as a "separate tax lot" endorsement, an "access" endorsement, a "survey" endorsement, a "contiguity" endorsement, a "tax parcel" endorsement, an endorsement insuring that the covenants, conditions and restrictions which constitute part of the Permitted Conditions of Title have not been violated and that any future violation thereof will not cause a forfeiture or reversion of title, ALTA endorsement 3.1, commonly known as a "zoning" endorsement, ALTA endorsement 9, commonly known as a "comprehensive" endorsement and additional endorsements as may be reasonably required by Buyer or the Lender. Title to the Personalty shall be good and marketable and free and clear of all liens, security interests and other encumbrances, other than the Permitted Conditions of Title. Buyer shall order a commitment for title insurance ("Title Commitment") promptly following the date of this Agreement. Buyer shall deliver a copy of the Title Commitment, together with a list of all objections to title, including, without limitation, Permitted Conditions of Title, which Buyer deems unacceptable, to Seller by February 8, 1999. In the event Buyer is dissatisfied, for any reason, with the status of title (including, without limitation, the Permitted Conditions of Title), then Buyer may terminate this Agreement as a failure of the condition described in Section 8.1 hereof. Seller and Buyer acknowledge and agree that they may, but shall not be obligated to, enter into an amendment to this Agreement which modifies the Permitted Conditions of Title, to the extent that Buyer is dissatisfied with the same and the parties desire to continue with their respective obligations under the terms of this Agreement and agree upon the condition of the title as it is to be delivered by Seller to Buyer at Closing.

          ii. Inability to Convey Title. In the event Seller is unable to convey good and marketable title to the Real Estate to Buyer and such as will be insured by the Title Policy (subject to the Permitted Conditions of Title), Buyer shall have the option of (a) waiving its right to terminate this Agreement due to the state of title and taking such title as Seller can give without abatement of the Purchase Price, except that any existing liens or encumbrances which can be removed by the payment of money shall be paid and discharged by Seller prior to Closing, or
(b) terminating this Agreement, in which event the Escrow Agent shall return the Deposit, together with all interest earned thereon, to Buyer, Seller shall reimburse Buyer for any Title Insurer charges incurred and additional out-of-pocket costs not to exceed Fifty Thousand Dollars ($50,000), this Agreement shall become null and void, and neither party shall have any further obligations hereunder, provided, however, that if the inability to convey title is due to the breach by Seller of any of its obligations hereunder, then Buyer's remedies with respect thereto shall not be limited by the foregoing provisions of this Section 4.2, and Buyer's remedies in respect thereof shall be as described in Section 10A.

          e.   Closing.

          i. Closing Date. Closing under this Agreement (the "Closing") shall occur at 10:00 a.m. on or before April 1, 1999, at the offices of Fox, Rothschild, O'Brien and Frankel, 2000 Market Street, 10th Floor, Philadelphia, Pennsylvania 19103, or the offices of Title Insurer, as Buyer may elect.

          ii. Prorations. The following items of income and expense shall be prorated as follows, based on a three hundred sixty-five (365) day year:

               (1)    Rents (excluding "Additional Rent" as
defined in Section 5.2.2 hereof, and "Percentage Rent" described in Section 5.2.3 hereof) relating to the Property and collected by Seller for the month of Closing shall be deemed earned ratably on a per diem basis and shall be prorated as of midnight on the day immediately preceding the date of Closing ("Proration Date"). Prepaid rents shall be credited to Buyer at Closing. Unpaid or unbilled rents shall not be adjusted or pro-rated at Closing but instead shall be handled in accordance with the remaining provisions of this Section 5.2.1. All such unpaid or unbilled rents collected by Seller or Buyer from tenants or other payors after Closing shall be paid over and applied in the following order of priority: (i) first, on account of such rents due to Buyer after Closing until all current rents are paid; and (ii) thereafter, provided all rents then due Buyer have been paid in full, an account of rents due to Seller for the period prior to Closing.

               (2)    "Additional Rent" (i.e., common area
maintenance charges, taxes, insurance, utilities and similar charges paid by the landlord and billed to tenants, but not Percentage Rent) relating to the Property shall be prorated in the following manner. At least five (5) days prior to Closing, Seller shall deliver to Buyer a statement of expenses paid and payable by Seller which have been billed or are billable to tenants under their Leases. Such statement shall include an adjustment of prepaid and payable items as of Closing, in accordance with Section 5.2.6. The total amount of expenses paid by Seller, as so adjusted, which have been billed or are billable to tenants under the Leases is referred to herein as the "Expense Amount". The statement delivered by Seller to Buyer under this paragraph shall also include a calculation by Seller of Additional Rent collected by Seller (including, without limitation, Additional Rent billed and collected on an estimated basis) on account of the Expense Amount ("Collected Additional Rent"). If the Expense Amount exceeds the Collected Additional Rent, then at the time of each tenant's reconciliation of Additional Rent at the end of the period in which such reconciliation is to be made under the tenant's Lease (the "Reconciliation Period"), Buyer shall bill the appropriate portion of such excess amount to such tenant, together with any deficiency in any estimated Additional Rent collected by Buyer after Closing on account of expenses incurred by Buyer after Closing which are applicable to the Reconciliation Period. Buyer shall remit to Seller after Closing any amount received by Buyer in excess of that which is due to Buyer on account of expenses incurred by Buyer and billed to the tenant after Buyer has been reimbursed for its share of expenses incurred after Closing and during the Reconciliation Period which have been billed to such tenant. In the event the Collected Additional Rent is greater than the Expense Amount, then Buyer shall receive a credit at Closing for the excess. Buyer and Seller shall make their books and records available to each other to the extent necessary in order to carry out the intent of the foregoing provisions and shall cooperate with each other in connection therewith. In the event that, subsequent to Closing, a tenant makes a claim or files an action against Seller on account of Seller's collection from such tenant of such tenant's share of Collected Additional Rent in excess of such tenant's share of the Expense Amount, and Seller has credited Buyer at Closing for the amount which the tenant claims was overpaid to the Seller, then Buyer shall indemnify, defend and hold Seller harmless from and against any such claim or action.

               (3) Percentage rents relating to the Property ("Percentage Rent") shall be allocated and apportioned over the period of time during which the sales giving rise thereto were made. For example, if a tenant owes Percentage Rent for the calendar year 1999, then Seller's share shall be based on the number of days during 1999 that Seller held title to the Property. Within ten (10) days after Buyer receives Percentage Rent (or a statement thereof) from a tenant, Buyer shall forward the appropriate amount thereof (or a copy of said statement) to Seller.

               (4) At Closing, Seller shall credit to Buyer against the Purchase Price the amounts of all unapplied security deposits which have been received from tenants under their Leases, if any, together with all interest on such security deposits, if any, which are due to the tenants under the provisions of the Leases or applicable law, statute, code, order or regulation.

               (5)    All real estate taxes affecting the
Property shall be pro-rated on a per diem basis as of the Proration Date, disregarding any discount or penalty and on the basis of the fiscal year of the authority levying the same, whether or not such have been levied as of the date of Closing. If any of the same have not been finally assessed, as of the date of Closing, for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and shall be re-adjusted im-mediately when and if final bills are issued. All special charges and assessments for public improvements which are proposed and enacted prior to Closing shall be paid in full by Seller.

               (6)    Charges for water, electricity, sewer
rental, gas, telephone and all other utilities, and charges under all Service Contracts assumed by Buyer shall be pro-rated on a per diem basis as of the Proration Date, disregarding any discount or penalty and on the basis of the fiscal year or billing period of the authority, utility or other person levying or charging for the same. If the consumption of any of the foregoing is measured by meters, then in lieu of apportionment as aforesaid, Seller shall (i) not earlier than one
(1) week preceding the date of Closing, obtain a reading of each such meter, (ii) prior to Closing pay all charges thereunder through the date of the meter readings, and (iii) at Closing credit Buyer with an amount, on an estimated basis, that is sufficient to pay all charges for such metered utilities from the date of the readings through the date of Closing. If there is no such meter or if the bills for any of the foregoing charges have not been issued prior to the date of Closing, the charges therefor shall be adjusted at the Closing on the basis of the charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued. Seller and Buyer shall cooperate to cause the transfer of the Property's telephone numbers and utility accounts from Seller to Buyer. To the extent deposits held on Seller's behalf by utility companies are transferable to Buyer, Seller shall receive a credit at Closing in the amount of such deposits (and any interest thereon), and such deposits (and any interest thereon) shall be transferred and placed in the name of Buyer.
To the extent said deposits are not transferable to Buyer, Seller shall seek a refund of such deposits, and Buyer shall have no claim with regard to the same.

               (7) Buyer, at Buyer's expense, has arranged for an inspection of the roofs of the Property to determine a course of action with respect to repairs and/or replacements thereof. Within seven (7) days after the Effective Date (the "Roof Decision Date"), the parties will attempt to agree on the cost of repairs/replacements of the roofs of the Property to be borne by Seller (the "Seller's Share"), in the form of a credit against the Purchase Price. In the event the parties do not agree in writing to the Seller's Share by the Roof Decision Date, then, notwithstanding anything to the contrary contained in this Agreement, this Agreement shall automatically terminate without further action by either party and become null and void and of no force or effect. In the event the parties do agree in writing upon the Seller's Share on or before the Roof Decision Date, then the Purchase Price and the portion thereof due at Closing shall be reduced by the agreed upon Seller's Share, and this Agreement shall remain in full force and effect subject to the terms and conditions hereof.

          iii. Miscellaneous Closing Costs. Seller and Buyer shall share equally all realty transfer and recording fees, taxes and similar charges assessed with respect to the conveyance of the Property. Buyer shall pay all basic, additional or special title premiums or other title charges. Unless otherwise specified in this Agreement, each party shall pay all other fees, costs and expenses incurred by such party in the performance of such party's obligations hereunder, and shall make such additional adjustments as are normally made in connection with the sale of property similar to the Property in the county and state where the Property is located.

          iv.    Seller's Delivery Obligations at Closing.

          At Closing, Seller, at Seller's expense, shall deliver to Buyer the following:

               (1) A bargain and sale deed with covenants as to grantor's acts (the "Deed"), duly executed and acknowledged by Seller, by which fee title to the Real Estate shall be conveyed to Buyer, subject only to the Permitted Conditions of Title.

               (2)    A Bill of Sale, duly executed and
acknowledged by Seller, conveying to Buyer all of Seller's right, title, and interest in and to the tangible Personalty, free and clear of all liens, encumbrances, claims and security interests, subject only to the Permitted Conditions of Title, with express warranties of good title.

               (3)    A valid assignment to Buyer of all of
Seller's right, title and interest in and to all Leases and guarantees and/or sureties of any obligations of tenants thereunder ("Guarantees"), and all of Seller's right, title and interest in and to all security deposits, prepaid rent and other monies, if any, deposited by tenants under the Leases, and the interest earned thereon, if any, to date, (along with an accounting of such security deposits, prepaid rents and said other monies) duly executed and acknowledged by Seller, containing a warranty that Seller has not previously assigned or encumbered the Leases, or Seller's right, title and interest in and to said security deposits, prepaid rent and said other monies, and a provision wherein Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all liability, claims, or damages arising from or in connection with Seller's duties and obligations to tenants under the Leases prior to the date of Closing, and any and all liability to or claims or damages of tenants arising from or in connection with those security deposits, prepaid rent and said other monies, made by tenants with Seller but not delivered by Seller to Buyer at Closing pursuant to Section 5.2.4 hereof (the "Assignment and Assumption of Leases"). The Assignment and Assumption of Leases shall also be executed by Buyer, who shall therein agree to assume and agree to perform Seller's duties and obligations under the Leases accruing on and after the date of Closing and to indemnify, defend and hold Seller harmless from any liability, claims or damages arising from or in connection with Buyer's duties and obligations thereunder from and after the date of Closing and any and all liability to or claims or damages of tenants arising from or in connection with those security deposits, prepaid rent and said other monies, if any, credited to Buyer pursuant to Section 5.2.4 hereof.

               (4) Subject to Buyer's right under Section 7.5 not to accept the assignment of any or all of the Service Contracts, a valid assignment to Buyer of all of Seller's right, title and interest in and to all Service Contracts, duly executed and acknowledged by Seller (the "Assignment and Assumption of Service Contracts"), wherein (i) Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all liability, claims or damages arising from or in connection with Seller's duties and obligations under the Service Contracts prior to the date of Closing, and (ii) Buyer agrees to assume and agree to perform Seller's duties and obligations under the Service Contracts accruing on and after the date of Closing and to indemnify, defend and hold Seller harmless from any liability, claims or damages arising from or in connection with Buyer's duties and obligations thereunder from and after the date of Closing.

               (5) A valid assignment to Buyer of all existing assignable written guarantees and warranties issued in connection with the construction, improvement, alteration or repair of the buildings, structures and other improvements constituting part of the Real Estate and in connection with the purchase or repair of any Personalty, duly executed and acknowledged by Seller, together with the original of each such guarantee and warranty, to the extent available and in Seller's possession.

               (6)    A valid assignment to Buyer of all of
Seller's right, title and interest in and to the intangible Personalty, to the extent assignable or transferable, together with such documents as may be required to assign to Buyer, and to withdraw Sellers' right to use, the name "Lakewood Plaza".

               (7)    The originals of (i) all Leases and
Guarantees, (ii) all Service Contracts, and (iii) all other materials identified in the Exhibits hereto and then in Seller's possession, and all other records and files relating to the current leasing, operation and maintenance of the Property (whether or not specifically enumerated herein) including, without limitation, all keys to all locks on the Property.

               (8) To the extent existing and in Seller's possession or control, all certificates of occupancy, licenses, permits, authorizations, consents and approvals required by any law, ordinance, or regulation for the use and occupancy of the Property and issued by any governmental or quasi-governmental authority having jurisdiction over the Property, and copies of all certificates, if any exist and are in Seller's possession, issued by the local board of fire underwriters (or other body exercising similar functions) with respect to the Property. In addition, Seller shall obtain and deliver to Buyer any certificate(s) of occupancy required to transfer the Property from Seller to Buyer.

               (9) To the extent existing and in Seller's possession or control, a full set of final "as built" plans and specifications used in the construction of the buildings, structures and other improvements constituting part of the Real Estate, as well as any off-site improvements constructed in connection therewith, together with "as-built" drawings of underground utilities (including storm sewer, sanitary sewer, water, and telephone electric service cables) located under the Real Estate.

               (10) The real estate and personal property tax bills and notices of assessed valuation pertaining to all or any part of the Property for the five most recent years, including any pending or past tax protests or appeals, if any, and all documents and pleadings relating thereto.

               (11)   An up-to-date rent roll as required by
Section 6.3 hereof.

               (12) Notices to tenants, in the form prepared by Buyer, duly executed by Seller, advising of the sale of the Property and directing that rent and other payments thereafter be sent to Buyer (or its agent) at the address provided by Buyer at Closing, unless otherwise directed by Buyer.

               (13) A tenant estoppel certificate in the form of Exhibit "E" attached hereto and a Subordination, Nondisturbance and Attornment Agreement ("SNDA") in the form of Exhibit "E-1" hereto, to the extent executed by any tenant leasing space at the Property, dated not earlier than thirty (30) days prior to the date of Closing and consistent with Seller's representations set forth in Section 6.3 and Exhibits "C" and "C-1". Seller shall deliver tenant estoppel certificates in the form of Exhibit "E" and SNDA's in the form of Exhibit "E-1" to all of the tenants under Leases, and shall use its best efforts to have such certificates and SNDA's executed, such efforts to include, without limitation, the enforcement of all Leases which require tenants to execute such certificates and/or SNDA's. For each tenant from whom Seller is unable to obtain an estoppel certificate in the form of Exhibit "E", Seller shall deliver to Buyer a Landlord's Affidavit, in the form of Exhibit "E-2", providing the same information requested from the tenants in the tenant estoppel certificate.

               (14) A written certification dated no earlier than ten (10) days prior to the date of Closing, in compliance with The Tax Reform Act of 1984 (the "Act") and the regulations thereunder that are imposed by the Foreign Investment in Real Property Tax Act ("FIRPTA"), stating that Seller is not a person or entity subject to withholding under FIRPTA and the Act, and containing Seller's tax identification number and address. In the event that Seller does not provide such written certification, which shall be duly executed and acknowledged by Seller, Buyer may withhold at Closing ten percent (10%) of the Purchase Price for remittance to the Internal Revenue Service in accordance with the provisions of the Act.

               (15) An affidavit to the Title Insurer of the type customarily provided by sellers of real property to induce title companies in the area of the Real Estate to insure over certain "standard" or "pre-printed" exceptions to Buyer's Title Policy, and such other affidavits and documents reasonably required by the Title Insurer to issue the Title Policy, including, without limitation, resolutions, good standing certificates, the limited partnership agreement of Lakewood - 9 Investors, L.P. ("LP Agreement"), the limited liability company operating agreement of ARC - Lakewood - 9 L.L.C. (the "L.L.C. Agreement"), and the organizational documents creating Seller (collectively, the "Certificates"), and similar items requested by Buyer.

               (16)   A certificate executed by Seller to the
effect that the representations and warranties made by Seller to Buyer are true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing.

               (17) A letter from the appropriate governmental entity stating that the Property is zoned to allow the present use of the Property and that the Property and its use do not violate any existing applicable laws, statutes, codes or ordinances. If the municipality in which the Property is located requires the issuance of a new certificate of occupancy upon the sale of the Property to Buyer, then the issuance of such a certificate of occupancy in the Buyer's name shall satisfy the requirements of this Section 5.4.17.

               (18) A "letter of non-applicability" issued by the New Jersey Department of Environmental Protection ("NJDEP"), confirming that the terms and conditions of the Industrial Site Recovery Act, and the regulations promulgated thereunder (collectively, "ISRA"), do not apply to the conveyance of the Property to Buyer, together with copies of all affidavits and other documents and statements submitted to NJDEP in connection with Seller's request for such letter of non-applicability, which affidavits and documents shall be true and correct in all respects as submitted, and shall not omit or fail to state any fact or circumstance which might result in NJDEP refusing to issue such a letter of non-applicability. Seller shall apply for such a letter of non-applicability within fifteen (15) days following the date of this Agreement. In lieu of delivery of such a letter of non-applicability to Buyer, Seller may deliver to Buyer a "Negative Declaration" (as defined in ISRA) obtained by Seller from NJDEP confirming the environmental condition of the property and its compliance with the terms and conditions of ISRA.

           All assignments shall be duly executed and acknowledged by Seller and shall convey title to Buyer or its nominee, free and clear of all liens, encumbrances, claims and security interests, subject to the Permitted Conditions of Title.

          v.     Buyer's Delivery Obligations at Closing.  At
Closing, Buyer shall deliver to Seller the following:

               (1) At Buyer's option, a bank, certified or cashier's check, a check of Title Insurer payable to the order of Seller, or a wire transfer of immediately available federal funds to Seller's account, in the amount required under Section 2 hereof. Notwithstanding anything to the contrary contained in this Agreement, Seller may require that any funds to be used to discharge any existing mortgage lien which effect the Property be wired directly to the holder of the mortgage by the Buyer or the Title Insurer.

               (2)    The Assignment and Assumption of Leases.

               (3)    The Assignment and Assumption of Services
Contracts.

          f. Covenants, Representations and Warranties of Seller. Seller (jointly and severally) covenants, represents and warrants to Buyer as follows (each of which is material and is being relied upon by Buyer):

          i. Authority. Lakewood - 9 Investors, L.P. is a limited partnership duly formed and validly existing under the laws of the State of New Jersey. ARC - Lakewood - 9 L.L.C. is a limited liability company duly formed and validly existing under the laws of the State of New Jersey. Seller has full power, authority and legal right to execute, deliver and comply with this Agreement, any other document relating thereto, and the transaction contemplated hereby. The persons executing this Agreement and all other documents required to consummate the transactions contemplated hereby on behalf of Seller are duly authorized to execute this Agreement and such other documents on behalf of Seller, and are authorized to bind Seller. All actions of Seller and other authorizations necessary or appropriate for the execution and delivery of and compliance with this Agreement and such other documents have been taken or obtained and, upon their execution, his Agreement and such other documents shall constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

          ii. No Defaults. The execution of this Agreement by Seller does not, and the performance by Seller of the transactions contemplated by this Agreement shall not, violate or constitute a breach of (a) the LP Agreement, L.L.C. Agreement or Certificates, of Seller, (b) any permit, license, order or decree affecting Seller or its assets, or (c) any indenture, mortgage, deed of trust or other agreement to which Seller is a party or by which Seller or its assets are bound.

          iii. Leases. There is stated on Exhibit "C" a complete and correct list of all Leases and Guarantees in effect on the date of this Agreement, and the information set forth therein is true and correct as of the date hereof. A revised Exhibit "C", to be designated Exhibit "C-1", shall be certified by Seller to be true and correct as of Closing, shall reflect those Leases and Guarantees in effect on the date of Closing and shall be delivered to Buyer at Closing as provided in
Section 5.4.11 hereof. As of the date hereof, each of the Leases and Guarantees described in Exhibit "C" is valid and subsisting and in full force and effect, has not been amended, modified or supplemented other than as indicated thereon, and the tenant under each is in actual possession of the leased premises in the normal course of business. The copies of the Leases and Guarantees previously or hereafter delivered by Seller to Buyer for Buyer's review were and will be, respectively, true and complete copies thereof. No tenant under any of the Leases has given Seller written notice of any claim which would in any way affect the collection of rent from such tenant, Seller has received no written notice of default or breach on the part of the landlord under any of the Leases which remains uncured by the landlord (and Seller shall correct any such notices received prior to Closing), and all repairs, alterations and other obligations required to be performed by the landlord under each of the Leases have been fully performed and paid for by Seller. The rents and other income and charges set forth in Exhibit "C" are the actual rents, income and charges presently being charged by Seller under the Leases, and the same have been actually received as indicated on Exhibit "C", except as otherwise set forth therein. No space within the Property is occupied rent free or by any employee of Seller. Except as expressly set forth on Exhibit "C", no tenant under any of the Leases is entitled to any purchase option, concessions, allowances, set-off, rebates or refunds or has prepaid any rents or other charges for more than the current month, and none of such Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered by Seller, except as set forth in Exhibit "C" hereto. Except as shown on Exhibit "C", no party, person or entity is in possession of the Property or any portion thereof, and, no party, person or entity has legal title of any interest in the Property, or any portion thereof, except Seller. All of the Leases are free and clear of any right or interest of any real estate broker or any other person, and no brokerage or leasing commission or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases or any extensions or renewals thereof, except for the unaccrued leasing commissions which may become due with respect to renewal option terms and which are set forth on Exhibit "C-2" attached hereto and made a part hereof (the "Described Unaccrued Commissions"). Buyer shall pay the Described Unaccrued Commissions if and when they become due, at the time they become due, and Seller shall remain solely responsible for any other leasing commissions. There are currently no security deposits required under, or being held pursuant to, any of the Leases, except as set forth in Exhibit "C" hereto.

          iv. Service Contracts. There are no contracts relating to the ownership, development, construction, operation, management, servicing or use of all or any portion of the Property (including, without limitation, all equipment, supply, maintenance and concession agreements), or any guarantees and warranties extended or assigned to Seller in connection therewith (collectively "Service Contracts") in effect on the date hereof other than those which are described in Exhibit "F", and the information set forth therein with respect to such Service Contracts is true, correct and complete as of the date hereof. There are no persons employed on-site by Seller in connection with the management, operation or maintenance of all or any portion of the Property whose employment will not be lawfully terminated, prior to Closing, without recourse to Buyer. The Service Contracts delivered by Seller to Buyer are true and complete copies of all Service Contracts now in effect. No person or entity bound by any Service Contract has given notice to Seller of any claim of default under any such Service Contract (and Seller shall correct any such default or breach of which notice is received prior to Closing). The fees and other charges described in the Service Contracts have been paid on a current basis through the date hereof. No contractor under any of the Service Contracts is entitled by agreement or has otherwise claimed any additional fees or other charges, or has received any prepaid fees or charges for other than the current month.

          v. Notices Regarding Physical Condition. No notice has been given to Seller by any holder of any mortgage on the Property, by any insurance company which has issued a policy with respect to any portion of the Property, or by any board of fire underwriters (or other body exercising similar functions), any of which notices claim any defect or deficiency or request the performance of any repairs, alterations or other work to the Property, and Seller, at Seller's cost and expense, shall comply with any such notice or requirement that is received by Seller prior to Closing.

          vi.    Intentionally omitted.

          vii. Notices of Violations. Seller has not received, and has no knowledge of the issuance of, any notices of any existing violations of any federal, state, county or municipal laws, ordinances, orders, codes, regulations or requirements affecting all or any portion of the Property, including, without limitation, violations of the housing, building, safety, health, fire, subdivision or zoning laws, ordinances, codes and regulations of the municipality or county within which the Property is located. Seller shall cure, prior to Closing, any violation of which Seller receives notice prior to the Closing from any governmental or quasi-governmental authority having jurisdiction over the Property.

          viii. Assessments. No portion of the Property is subject to or is affected by any special assessment (for public improvements or otherwise) whether or not there is presently a lien thereon and, to the best of Seller's knowledge, no such assessment has been proposed. Seller shall be responsible for the payment of any such assessment proposed and enacted prior to Closing. Seller has received no notice of any proposed increase in the assessed valuation of the Property for tax purposes, or of any proceeding pending for the reduction of the assessed valuation of all or any portion of the Property for tax purposes.

          ix. Condemnation. Seller has not received notice of any pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Property and, to the best of Seller's knowledge, no such proceeding is contemplated or has been threatened.

          x. Litigation. No actions, suits or proceedings have been instituted and served upon Seller and, to the best of Seller's knowledge, there are no actions, suits or proceedings pending or threatened, which would affect the Property or the right to occupy or utilize the Property, at law or in equity, before any federal, state, county or municipal governmental department, commission, board, bureau, agency or instrumentality, except for that which is described on Exhibit "G" attached hereto (the "Pending Litigation"). Seller shall indemnify, defend and hold Buyer harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses arising out or of in any way relating to the Pending Litigation.

          xi. Environmental Disclosures. The Property has not been used at any time during or, to the best of Seller's knowledge prior to, Seller's ownership thereof for the disposal of any industrial refuse or waste, or for the processing, manufacture, storage, handling, treatment or disposal of any hazardous or toxic substance or material, other than cleaning materials used by Seller in the ordinary course of Seller's business which have been used in compliance with all environmental laws. No asbestos containing materials have been installed or used on the Property at any time during or, to the best of Seller's knowledge prior to, Seller's ownership of the Property. No machinery, equipment or fixtures containing polychlorinated biphenyls (PCBs) have been located on, in or under the Property at any time during, or to the best of Seller's knowledge prior to, Seller's ownership of the Property. No toxic or hazardous substances or materials have been located on, in or under the Property by Seller or its agents or employees during Seller's ownership of the Property, nor, to the best of Seller's knowledge, have any such toxic or hazardous substances or materials been located on, in or under the Property by any tenant or other person during or prior to Seller's ownership of the Property, which substances or materials, if found on the Property, would subject the owner or occupant of the Property to damages, penalties, liabilities or to an obligation to clean-up or remove such substances or materials under any applicable federal, state or local law, regulation or ordinance, and no notice from any governmental body has ever been served upon Seller, its agents or employees or, to the best of Seller's knowledge, upon any tenant of the Property or prior owner of the Property, claiming any violation of any federal, state or local law, regulation or ordinance concerning the environmental state, condition, or quality of the Property, or requiring or calling attention to the need for any work, repairs, construction, alterations, demolition, renovation or installation on or in connection with the Property in order to comply with any law, regulation or ordinance concerning the environmental state, condition or quality of the Property. Seller hereby agrees to indemnify, defend and hold Buyer and its successors, assignees, subsidiaries, affiliates, agents, representatives, employees, officers, directors, stockholders, successors and assignees harmless from and against any and all losses, liabilities, damages, injuries, costs (including court costs and reasonable attorneys fees), expenses and claims of any and every kind whatsoever paid, incurred or suffered by or asserted against Buyer for, with respect to, or as a direct or indirect result of Seller's breach of the warranties and representations stated herein. Seller agrees to deliver to Buyer within ten (10) days after this Agreement has been fully executed all environmental reports relating to the Property in Seller's possession or control which environmental reports shall show, to the best of Seller's knowledge, all information which is presently available relating to any hazardous or toxic substance or material on or at the Property and the compliance by Seller and the Property with environmental laws.

          xii. Employees. There are no ERISA or other employee benefit plans for employees of Seller with respect to the Property that will in any manner impose any liability or responsibility upon Buyer from and after the date of Closing.
The wages and employee taxes of all of Seller's employees who are employed in connection with the operation of the Property, if any, have been fully paid and the employment of all such employees may be rightfully terminated by Seller or Buyer at any time prior to Closing at no cost or expense to Buyer.

          xiii. Title. Seller has good, marketable and indefeasible fee simple title to the Real Estate and the Personalty, subject only to the Permitted Conditions of Title. There are no unrecorded monetary liens or other type of encumbrances which affect all or any part of the Property (including, but not limited to, liens relating to environmental matters) except such liens and encumbrances disclosed in the Title Commitment. At all times through the Closing, Seller shall have the right and authority to convey or assign all of the Property to Buyer. No person, firm or corporation or other entity has any right or option to acquire the Property, or any part thereof, from Seller. There are no violations by Seller, or by any other person or entity, of any restrictive covenants affecting the Property. There are no outstanding licenses of, or fictitious name registrations of, or other rights to use, the name "Lakewood Plaza".

          xiv. Approvals. The Property complies with all applicable zoning and use requirements. The Property is properly zoned for the existing uses of the Property. Seller has all necessary agreements, licenses, utility contracts, access to public roads and rights-of-way to operate the Property. Seller has all approvals and licenses required from or by all governmental authorities having jurisdiction over the Property or from private parties to make use of water, storm sewer, sanitary sewer, gas, electric, telephone and drainage facilities and all other utilities required by law to operate the Property and to ensure vehicular and pedestrian ingress to and egress from the Property.

          xv. Untrue Statements. No representation or warranty by Seller contained herein, and no statement or other information contained in any exhibit hereto, financial information or statements, certificates or other instruments or documents furnished or to be furnished by Seller to Buyer in connection with the transaction contemplated hereunder contains, or at the Closing shall contain, any untrue statement of a material fact, or omits or shall omit to state a material fact necessary to make it not misleading.

     6A.  Relocation; Master Lease.

          6A.1. China Wok. The tenant of the Property identified on Exhibit "C" as China Wok ("China Wok") has entered into an agreement with Seller, as part of such tenant's Lease (the "China Wok Lease"), pursuant to which such tenant is to be relocated to an approximately two thousand square foot (2,000') space within the Property (the "New China Wok Space"), from such tenant's existing space containing approximately thirteen hundred fifty (1,350) square feet (the "Existing China Wok Space").
Prior to Closing, Seller shall perform all obligations of Seller arising out of or in connection with the relocation of China Wok to the New China Wok Space, at Seller's sole cost and expense, including performing all construction work necessary to prepare the New China Wok Space for occupancy in a good and workmanlike manner and in accordance with applicable law.

          6A.2. Master Lease. The tenant of the Property identified on Exhibit "C" as Shop-Rite has entered into an agreement with Seller, as part of such tenant's Lease (the "Shop-Rite Lease"), pursuant to which the space leased by Shop-Rite under the Shop-Rite Lease will be expanded into a vacant space of approximately fifty-six hundred square feet (5,600') and the Existing China Wok Space (collectively the "Shop-Rite Expansion Space"). Seller represents and warrants to Buyer that all conditions set forth in such agreement which, if not fulfilled, would entitle such tenant to terminate such agreement, including the relocation of China Wok and delivery of possession of the Shop-Rite Expansion Space to Shop-Rite, have been fulfilled. Prior to Closing, Seller shall perform all obligations of Seller arising out of or in connection with the expansion of the space leased by Shop-Rite into the Shop-Rite Expansion Space, including performing all construction work which Seller is obligated to perform in connection therewith in a good and workmanlike manner and in accordance with applicable law. In the event that, as of the date of Closing, Shop-Rite has not commenced the payment of rent under the Shop-Rite Lease with respect to the Shop-Rite Expansion Space, including minimum rent, common area maintenance charges, insurance premiums, real estate taxes and any other charges with respect to or attributable to the lease of the Shop-Rite Expansion Space (collectively, the "Additional Shop-Rite Rent"), Buyer shall receive a credit at Closing (the "Rent Credit"), against the Purchase Price, in the amount of the Additional Shop-Rite Rent that would have been paid had payment of Additional Shop-Rite Rent commenced under the Shop-Rite Lease at the time of Closing, rather than the latest date when Additional Shop-Rite Rent is to commence under the Shop-Rite Lease (the "Latest Rent Commencement Date"). For example, if Closing occurs on March 1, 1999, and, at such time, the Shop-Rite Lease specifies a Latest Rent Commencement Date of June 1, 1999, then, at Closing, Buyer shall receive a Rent Credit in an amount equal to the first three (3) months of Additional Shop-Rite Rent. In the event that the Latest Rent Commencement Date cannot be determined at the time of Closing, the parties agree to estimate the latest date upon which the Additional Shop-Rite Rent is to commence under the Shop-Rite Lease (the "Projected Latest Rent Commencement Date") and to calculate the Rent Credit based upon such Projected Latest Rent Commencement Date.

          6A.3. Post-Closing. After the commencement of Additional Shop-Rite Rent and Buyer's notice thereof to Seller, Seller and Buyer shall adjust the Rent Credit if the actual date when Additional Shop-Rite Rent is required to commence under the Shop-Rite Lease (the "Rent Commencement Date") differs from the Latest Rent Commencement Date or Projected Latest Rent Commencement Date (whichever was used in determining the Rent Credit), by applying the formula described in Section 6A.2 for determining the Rent Credit based on the actual Rent
Commencement Date. The period between the Closing Date and the Rent Commencement Date is referred to herein as the "Compensation Period". With respect to any components of Additional Shop-Rite Rent, such as common area maintenance charges, taxes or insurance, for which Shop-Rite was charged an estimated amount under the terms of the Lease ("Estimated Amounts"), Seller and Buyer shall further adjust the Rent Credit after Buyer's delivery to Shop-Rite and Seller of a statement of the actual charges to Shop-Rite on account of such components of Additional Shop-Rite Rent by substituting such actual charges for the Estimated Amounts, redetermining Additional Shop-Rite Rent accordingly, and applying the formula described in Section 6A.2 for determining the Rent Credit. Seller shall pay Buyer, or Buyer shall pay Seller, the amount necessary to adjust the Rent Credit to its appropriate figure based on the redeterminations of the Rent Credit pursuant to this Section 6A.3 within ten (10) days after each such redetermination is made and notice thereof is delivered by Buyer to Seller.

          g. Obligations and Operations Prior to Closing. Within the period of time set forth in Sections 7.1 through 7.3, Seller, at Seller's sole cost and expense, shall deliver to Buyer the documents set forth therein. Between the date of this Agreement and Closing, Seller, at Seller's sole cost and expense, shall comply with the obligations set forth in Sections 7.4 through 7.10, inclusive:

          i. Existing Surveys and Reports. Within ten (10) days after the Effective Date, copies of (a) the most recent surveys of the Real Estate (or portions thereof) which have been issued to Seller or are otherwise in Seller's possession or control, and (b) any and all existing environmental and/or soil assessments, studies, tests, reports and analyses of the Property (or portions thereof) which have been issued to or are otherwise in Seller's possession or control, all of which shall be certified by Seller to be true, correct and accurate in all respects.

          ii.    Intentionally omitted.

          iii.   Intentionally omitted.

          7.4 Maintenance of Operation. Seller shall maintain the Property and all portions thereof in the same condition as on the date hereof (subject to reasonable wear and tear, casualty loss and condemnation) and shall perform all routine or ordinary maintenance, repairs and replacements thereto. The Property shall be operated by Seller in substantially the same manner as it has been operated prior to the date hereof.

          7.5 Leases and Service Contracts. No new Leases, Guarantees or Service Contracts shall be entered into, and there shall be no amendment, modification, extension, renewal (subject to existing tenant options) or termination of any existing Leases, Guarantees or Service Contracts, without Buyer's prior written consent. Seller shall keep and perform all of the obligations to be performed by Seller under the Leases and Services Contracts. Seller shall deliver Buyer copies of any notices of default from or to Seller with respect thereto. At or prior to Closing, Seller shall terminate all Service Contracts which Buyer does not elect to assume. In such event, Seller shall indemnify, defend and hold Buyer harmless from any liability, claims or damages arising from Seller's duties and obligations under such Service Contracts.

          7.6 Replacements. Seller shall not convey or remove from the Property or any portion thereof any of the Improvements or Personalty (except for the replacement of Personalty with similar items which are of equal or better quality than the items which are replaced).

          7.7 Liens. Seller shall not create or permit the creation of any liens, encumbrances, encroachments, covenants, conditions, restrictions, security interests, easements, rights of way or other title objections which would affect the Property on or after the Effective Date.

          7.8 Insurance. Seller shall maintain Seller's existing casualty insurance, liability insurance and other insurance policies respecting the Property, and such liability insurance policies shall name Buyer as an additional insured. A schedule of Seller's existing insurance coverage, including the insurer, type, and limits of coverage currently in place, the premiums paid therefor, and the period through which premiums have been paid, is attached hereto as Exhibit H and made a part hereof. Upon the execution of this Agreement and at least fifteen (15) days prior to the expiration of any such policy, Seller shall deliver a certificate of such insurance, which certificate shall state that the insurance policy shall not be amended, terminated or permitted to expire without fifteen
(15) days prior written notice to Buyer.

          7.9 Books and Records. Buyer, its accountants and other representatives shall be afforded reasonable access to all books, records and files relating to the Property. There shall be furnished to Buyer all information possessed by Seller concerning the Property which Buyer, its accountant and its representatives shall reasonably request, including, without limitation, an income and expense statement indicating, in detail, all income generated from the Property, and all operating and capital expenses incurred in connection with Seller's ownership, operation and management of the Property for the two most recent calendar years and the month(s) of January through November, 1998, and for December, 1998 as soon as available. Said costs shall include, without limitation, taxes, insurance, utility charges, repairs, maintenance, management fees, capital replacement costs, advertising costs and leasing commissions. In addition, Seller shall provide Buyer with (i) the operating and maintenance budget for the Property for the calendar year 199_. and (ii) any and all operating or income statements for the Property prepared after the date of this Agreement, as soon as they are available. All of the books and records maintained for the Property by Seller or Seller's agents, employees or representatives shall be located at the Property. All such information, together with a certification by Seller as to the completeness and accuracy of such information, shall be delivered to Buyer.

          7.10 Inspections. Buyer and its architects, contractors, engineers, inspectors, agents and other representatives shall have access to and permission to enter the Property (interior and exterior) between the date hereof and Closing, at reasonable times, upon reasonable notice to Seller, to inspect, survey, test, measure or appraise the Property, and the books and records relating thereto. Buyer shall not unreasonably interfere with the business of any tenants of the Property in conducting such activities at the Property. Buyer shall indemnify, defend and hold Seller harmless from and against any claim or damage that may be caused by Buyer or its representatives entering upon the Property after the date hereof.

          8    Conditions Precedent to Buyer's Obligations.
Buyer's obligation hereunder to purchase and accept the Property from Seller is expressly conditioned on the satisfaction of all of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer's option):

          8.1 Inspection. On or before February 8, 1999, Buyer shall have inspected the Property and shall be satisfied, in its sole and absolute discretion, with the physical condition of the Property, with the Leases, Guarantees, Service Contracts and books, records and files relating to the Property, with the status of title to the Property (including, without limitation, all Permitted Conditions of Title), and with such matters related to the acquisition of the Property as Buyer deems appropriate. Without limiting the generality of the foregoing, Buyer shall have obtained a Phase I environmental inspection report, which shall disclose no hazardous or toxic substances or materials present at or below the Property, and shall have obtained a survey of the Property which is satisfactory to Buyer in its sole and absolute discretion.

          8.2 Estoppel Certificates. Buyer shall have received tenant estoppel certificates in the form of Exhibit "E" and SNDAs in the form of Exhibit "E-1" executed by the tenants identified in Exhibit "C" as Shop-Rite, Staples, Odd Job Trading, R & S Strauss, D & K Stores, Kay-Bee Toy & Hobby and Spa Lady, and by seventy-five percent (75%) of the balance of the tenants who have executed Leases, as of the time of Closing, with respect to space at the Property.

          8.3 China Wok Rent and Occupancy. China Wok shall have commenced occupancy of the New China Wok Space and shall have commenced the payment of rent (including minimum rent and rent on account of common area maintenance charges, insurance premiums, taxes and similar charges) with respect thereto.

          8.4 Strauss Bankruptcy. The parties acknowledge that the entity doing business at the Property under the name R & S Strauss ("Strauss"), has filed a voluntary bankruptcy petition with the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court") under Chapter 11 of the United States Bankruptcy Code, Case No. 98-1241 (JJF) ("Bankruptcy Proceeding"). Strauss shall have assumed its existing Lease of a portion of the Property, a copy of which, together with all amendments and modifications thereto, is attached hereto as Exhibit "C-2" (the "Strauss Lease"), and there shall have been entry by the Bankruptcy Court of a final, unappealable order confirming the assumption by Strauss of the Strauss Lease, without any assignment or modification of the Strauss Lease in conjunction with or as a result thereof. Strauss shall also be in occupancy of the space covered by the Strauss Lease and paying rent on a current basis under the terms of the Strauss Lease.

          8.5 Title Policy. Title to the Real Estate shall be delivered to Buyer in the form described in Section 4.1 hereof, and the Title Insurer shall have issued the Title Policy to Buyer on the date of Closing.

          8.6 No Material Adverse Change. No material adverse change shall have occurred with respect to the Property, or the business or financial condition of the Property, since the date of this Agreement.

          8.7 Third Party Approvals. Buyer shall have received all third-party consents, waivers or approvals required for the transfer of the Property to Buyer and the assignment by Seller to Buyer of any contract, agreement, license or operating permit which in the reasonable judgment of Buyer is necessary or required for the development and operation of the Property, or any portion thereof.

          8.8 Representations and Warranties. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct when made, and shall be true and correct on the date of Closing with the same effect as if made on and as of such date, and Buyer shall have received a certificate executed by Seller to said effect.

          8.9 Compliance by Seller. Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, ob-served and complied with on its part prior to or as of Closing hereunder, including, without limitation, the delivery of all documents and other items to be delivered under Sections 5.4 and
7.1 hereof.

          8.10 Board Approval. Within fifteen (15) working days after the Effective Date, the Board of Directors of CV REIT, Inc., the parent corporation of the general partner of Buyer, shall have approved the acquisition of the Property and this Agreement.

          8.11 Failure of Conditions. If any of the conditions of Sections 8.1 through 8.10 are not satisfied (and not waived in writing by Buyer) prior to Closing (or within the period set forth in said sections, if applicable), then Buyer, at Buyer's option and in Buyer's sole and absolute discretion, may terminate this Agreement, as Buyer's sole and exclusive remedy, in which event the Deposit, together with all accrued interest thereon, shall forthwith be returned to Buyer (and, in the event of termination pursuant to Sections 4.2 or 8.5 hereof, Seller shall reimburse Buyer for all Title Insurer charges incurred by Buyer and additional out-of-pocket costs not to exceed Fifty Thousand Dollars ($50,000), this Agreement shall be null and void, and the parties hereto shall have no further rights, obligations or liabilities hereunder, provided, however, that if a failure of a condition is due to the breach by Seller of any of its obligations hereunder or a material misrepresentation or breach of warranty made by Seller in this Agreement, then Buyer's remedies in respect thereof shall not be limited to the right to terminate this Agreement as set forth above, and Buyer's remedies in respect thereof shall be as described in Section 10A. Notwithstanding the foregoing, if any of the conditions set forth in Sections 8.2 through 8.9 are not satisfied or waived by the date set forth for the Closing in
Section 5.1, Buyer shall have the option to extend the date for the satisfaction or waiver of the conditions, and the date for Closing, for a period of thirty (30) days.

     9.     Damage or Destruction; Condemnation; Insurance.

          9.1 Termination. If at any time prior to the date of Closing, all or any portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever ("Casualty Damage") and the cost of restoring such Casualty Damage exceeds Two Hundred Fifty Thousand Dollars ($250,000), or if all or any portion of the Property is condemned or taken by eminent domain proceedings by any public authority ("Condemnation"), then Buyer, at Buyer's option, may terminate this Agreement within thirty (30) days after Seller's written notice to Buyer of such Casualty Damage or Condemnation (subject to the extension of such thirty (30) day period, if necessary, until ten (10) days following the final adjustment of any insurance claim based on casualty damage or an irrevocable written acknowledgment by the insurance company that the cost of restoration is fully insured excluding any deductible, or following a final adjustment of estimated just compensation based on a Condemnation), in which event the Deposit, together with all interest earned thereon, shall be returned to Buyer, this Agreement shall be null and void, and the parties hereto shall have no further rights, obligations or liabilities here-under. If the deadline for Closing set forth in Section 5.1 would expire within such thirty (30) day period (as extended), such deadline shall be extended to fifteen (15) days after the end of said thirty (30) day period (as extended). Seller shall give prompt written notice to Buyer of any Casualty Damage or Condemnation, and shall promptly submit proof of loss in the event of Casualty Damage and diligently thereafter pursue final adjustment of its insurance claim.

          9.2 Condemnation; No Termination. If there is a Condemnation and Buyer does not elect to terminate this Agreement as permitted by Section 9.1, then all Condemnation proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing, and Seller shall further execute all assignments and any other documents or instruments as Buyer may reasonably request or as may be necessary to transfer all interest in all such proceeds to Buyer or to whomever Buyer shall direct.

          9.3 Casualty; No Termination. If there is Casualty Damage and Buyer does not elect to terminate (or is not permitted to terminate) this Agreement as provided in Section 9.1, then (a) in the event such Casualty Damage is fully insured (exclusive of any insurance policy deductible), (i) all insurance proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing, (ii) Seller shall further execute all assignments and any other documents or other instruments as Buyer may reasonably request or as may be necessary to transfer all interest in all such proceeds to Buyer or to whom-ever Buyer shall direct, and (iii) Seller shall credit Buyer at Closing with an amount equal to the amount of any insurance policy deductible; and (b) in the event such Casualty Damage is not fully insured (exclusive of any insurance policy deductible), then (i) all insurance proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing, (ii) Seller shall further execute all assignments and any other documents as Buyer may reasonably request or as may be necessary to transfer all interest in all such proceeds to Buyer or to whomever Buyer shall direct, and (iii) Seller shall credit Buyer at Closing with the amount of any insurance policy deductible plus an amount equal to all additional funds (in excess of available insurance proceeds) required to fully restore the Property to its condition prior to the Casualty Damage.

          9.4 Disputes. In the event of a dispute between Seller and Buyer with respect to the cost of restoration under
Section 9.1 above, an engineer designated by Seller and an engineer designated by Buyer shall select an independent engineer licensed to practice in the State of New Jersey, who shall resolve the dispute, and said engineer's decision shall be final, binding and unappealable. All fees, costs and expenses of the engineer so selected shall be shared equally by Buyer and Seller. Such a selection process may be initiated by either party upon ten (10) days prior written notice to the other given at any time during the period within which Buyer may terminate this Agreement under Section 9.1, and, in the event such notice is given, the deadline for Buyer's termination of this Agreement under Section 9.1 and the deadline for Closing set forth in
Section 5.1 shall be extended until fifteen (15) days following the decision of the independent engineer selected under this
Section 9.4.

     10. Buyer's Default. In the event Buyer defaults under this Agreement, then Seller, as Seller's sole and exclusive remedy, shall be entitled to retain the Deposit and all interest which has accrued thereon as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all rights or claims of Seller against Buyer by reason of such default; and thereupon this Agreement shall be null and void and the parties hereto shall have no further rights, obligations or liabilities hereunder.

     10A. Seller's Default. In the event that there is a breach by Seller of any of Seller's obligations hereunder or a material misrepresentation or breach of warranty made by Seller in this Agreement, then Buyer, in addition to any right to terminate this Agreement set forth elsewhere herein, shall have the right to (a) specific performance of this Agreement, and (b) (i) if Closing does not occur, recovery of third-party out-of-pocket expenditures (including, without limitation, expenditures on account of environmental, structural and other investigations of the Property and the books and records related thereto, attorneys' fees and expenses, title insurance charges, accounting fees and expenses, charges for any survey prepared for Buyer, consultant fees and expenses, travel expenses and all other costs incurred by Buyer) made by Buyer in preparation for Closing, or
(ii) if Closing does occur, then subject to the limitations of
Section 14.7, recovery of all damages suffered by Buyer as a result of Seller's breach. Further, and notwithstanding the foregoing, in the event of a willful breach by Seller of Seller's obligations hereunder or a willful, material misrepresentation or breach of warranty by Seller hereunder, and such willful breach or misrepresentation does not permit Closing to occur in accordance with the terms of this Agreement, Buyer shall not be limited to its pre-Closing remedies as described above in this
Section 10A, and may pursue any rights or remedies available to Buyer at law or in equity on account of such breach or misrepresentation.

     11. Undertakings by Seller and Buyer. In addition to the obligations required to be performed hereunder by Seller and Buyer at Closing, Seller and Buyer each agrees to perform such other acts, and to execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other instruments, documents and other materials as the other may reasonably request and as shall be necessary in order to effect the consummation of the transaction contemplated hereby and to vest title to the Property in Buyer.

     12. Notices. All notices, consents and other communications hereunder shall be in writing (whether or not a writing is expressly required hereby), and either hand delivered, sent by overnight mail such as Federal Express or sent by first class certified mail, return receipt requested, postage prepaid, and addressed to the respective parties at the addresses listed below (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby), and such notices, consents and communications shall be deemed given when received, unless (a) hand delivery or delivery by mail as aforesaid is refused, in which case notice shall be deemed given when hand delivery is attempted or delivery by mail is posted, as the case may be, or (b) delivery by mail is unclaimed, in which case notice shall be deemed given three (3) business days after posting:

               If to Buyer:

               Montgomery CV Realty L.P.
               Plymouth Plaza
               580 West Germantown Pike
               Suite 200
               Plymouth Meeting, PA 19462
               Attention: Jeffrey Hipple

               With a required contemporaneous copy to:

               Mark L. Morris, Esquire
               Fox, Rothschild, O'Brien & Frankel
               2000 Market Street - 10th Floor
               Philadelphia, PA  19103

               If to Seller:

               Mark Perel, Executive Vice President
               Lakewood - 9 Investors, L.P.
               341 Broad Street
               Clifton, NJ 07063

               With a required contemporaneous copy to:

               Paul F. Rosenberg, Esquire
               Brach, Eichler, Rosenberg, Siler,
                 Bernstein, Hammer & Gladstone
               101 Eisenhower Parkway
               Roseland, NJ 07068

     Notices, consents and other communications may be given on behalf of the parties by their respective counsel.

     13. Brokers. Seller and Buyer each warrant and represent to the other that each has had no dealings, negotiations or communications with any brokers or other intermediaries in connection with this Agreement or the sale of the Property other than The Schultz Organization ("Broker"). Seller shall pay all fees, commissions and other charges due to Broker. In the event that any claim is asserted by any other person, firm or corporation, whether broker or otherwise, claiming a commission and/or finder's fee with respect to the sale and purchase of the Property resulting from any act, representation or promise of Seller, Seller shall indemnify, defend and hold Buyer harmless from and against any such claim, and in the event any such claim shall be made against Seller resulting from any act, representation or promise of Buyer with respect to said sale and purchase, Buyer shall likewise indemnify, defend and hold Seller harmless from and against any such claim.

     14.  Miscellaneous.

          14.1 Effective Date. The date that Buyer receives an original fully-signed copy of this Agreement, with all exhibits attached, is herein referred to as the "Effective Date".

          14.2 Headings. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

          14.3 Parties at Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. This Agreement and Buyer's rights hereunder may be assigned by Buyer to Buyer's nominee upon written notice to Seller and without the prior consent of Seller. Any such assignment shall provide that Buyer's nominee assumes all of the provisions of this Agreement to be performed by Buyer, and Buyer shall be released and discharged of all further liability under this Agreement. All references to Buyer in this Agreement shall be deemed to include references to Buyer's nominee.

          14.4 Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday in the State of New Jersey, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or such legal holiday.

          14.5 Recording. This Agreement shall not be recorded in any office or place of public record, and if Buyer shall record this Agreement or cause the same to be recorded without Seller's express written consent thereto, Seller may, at Seller's option, elect to treat such act as a breach of this Agreement.

          14.6 Waiver. The failure of either party to insist upon strict compliance with any of the terms or conditions of this Agreement shall not be deemed a waiver thereof, nor shall any waiver of any right hereunder at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

          14.7 Survival. Only the provisions of Sections 5.2, 6, 6A, the last two sentences of 7.5, 9.2, 9.3, 10A, 11, 13, and 14 hereof shall survive Closing, and such surviving Sections shall survive only for a period of two (2) years following Closing, except for Seller's and Buyer's respective representations, warranties, agreements and indemnities set forth in Sections 6.10, the last three sentences of Section 6.3, the last two sentences of 7.5, 10A and 13, which shall survive without time limitation, and the provisions of Section 6.11, which shall only survive for a period of six (6) months following Closing. If a party has not received written notice within such two (2) year period of a claim by the other party of a breach or default under any of the aforementioned surviving sections (or within six (6) months in the case of claims under Section
6.11), specifying with particularity the nature and extent of the claimed breach or default, then all covenants, representations, agreements, conditions, obligations and undertakings contained in the surviving section, except as so specified and except as set forth in Sections 6.10, the last two sentences of 7.5, 10A and 13, shall be deemed to have been fully performed, waived or otherwise discharged. All covenants, representations, warranties, agreements, conditions, obligations and undertakings hereunder which are not specified to survive Closing shall be deemed to have been fully performed, waived or otherwise discharged by the occurrence of a Closing, and shall merge into the Deed.

          14.8 Entire Agreement; Amendments. This Agreement and the exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertaking between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, expressed or implied, oral or written, between the parties, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

          14.9 Governing Law. This Agreement and any and all disputes arising out of or in connection herewith shall be governed by the laws of the State of New Jersey.

          14.10 "As Is" Purchase. Buyer hereby acknowledges the Property has been inspected prior to the date of this Agreement, or will be inspected by Buyer prior to Closing. Subject to the provisions of this Agreement, Buyer hereby agrees to purchase the Property "as is" and not in reliance upon any statement, representation or warranty of Seller not otherwise expressly set forth herein.

          14.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          14.12    Construction.  As used herein, the terms (a)
"person" and "party" shall mean an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated organization or any agency or political subdivision thereof; and (b) "including" shall mean including, without limiting the generality of the foregoing.

          14.13 Partial Invalidity. If any provision of this Agreement is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such provision of this Agreement to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent both of Seller and Buyer that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision was not contained herein, and the rights, obligations and interest of Seller and Buyer under the remainder of this Agreement shall continue in full force and effect.

          14.14 Prevailing Party. If either Buyer or Seller brings an action to enforce its rights under this Agreement, the successful party shall be reimbursed by the unsuccessful party for all costs of enforcement, including reasonable attorneys' fees and court costs. Tender of deed or purchase money shall not be necessary where the other party has defaulted.

          14.15    Time is of the Essence.  Time is of the
essence of this Agreement.

          14.16 Confidentiality. Each of the parties to this Agreement shall use its best efforts to maintain the confidentiality of the information provided to the other, and the transactions which occur pursuant to this Agreement; provided that, each such party shall have the right to disclose information relating to this Agreement and such transactions to their respective lenders, counsels, accountants, consultants and employees engaged in providing services in connection with this Agreement or such transactions.

          14.17    Undertakings by Seller and Buyer.

               (a) In addition to the obligations required to be performed hereunder by Seller and Buyer at Closing, Seller and Buyer each agrees to perform such other acts, and to execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other instruments, documents and other materials as the other may reasonably request and as shall be necessary in order to effect the consummation of the transaction contemplated hereby and to vest title to the Property in Buyer.

               (b)  Without limiting the generality of the
foregoing, Seller agrees that Seller shall cooperate with Buyer and any affiliate or agent of Buyer ("Buyer's Affiliate") in Buyer's compliance with the reporting requirements of the Securities and Exchange Commission ("SEC") and Buyer's or Buyer's
Affiliate's primary commercial lender.   Such cooperation shall
include, without limitation, providing copies of audited financial statements, prepared by Seller's accountant, along with a representation letter from Seller's accountant and/or attorney, permitting the attachment of such financial statements as part of filings with the SEC, for up to three (3) years prior to the Closing. If audited financial statements are not available for any year for which an audited statement is required by Buyer or Buyer's Affiliate, Seller shall provide Buyer with access to Seller's books and records sufficient to permit Buyer to prepare such audited statements, at Buyer's sole cost and expense. Buyer shall reimburse Seller and Seller's accountant for any reasonable costs incurred by Seller or Seller's accountant in complying with the requirements of this Section 14.17(b), including, without limitation, paying Seller's accountant a reasonable fee for the use of the audited financials and the issuance of the consent letter, if applicable.

          14.18 Buyer's Consultants. Seller agrees that if and to the extent that Buyer's counsel, accountants, engineers or other consultants perform services for or on behalf of Seller in connection with the consummation of the transactions described herein, including, without limitation, rendering tax advice to Seller, then Seller shall credit the Purchase Price at Closing for the cost of Buyer's services.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.

                 SELLER:

                 ARC - LAKEWOOD - 9 L.L.C.,
                 a New Jersey limited liability company


Attest:_____________________       By:        /s/ Mark Perel


                  LAKEWOOD - 9 INVESTORS, L.P.,
                  a New Jersey limited partnership

                  By:  ARC - LAKEWOOD, L.P., a New Jersey limited
                        partnership, its Sole General Partner

                  By:  ARC - LAKEWOOD/G.P., Inc., a New Jersey
                        corporation, its Sole General Partner


Attest:_____________________       By:    /s/ Mark Perel



                              BUYER:

                              MONTGOMERY CV REALTY L.P.

                              By:  Montgomery CV Realty Trust,
                                   its general partner

Witness:___________________        By:   /s/ Jeffrey Hipple



                         LIST OF EXHIBITS

Exhibit A           Defined Terms

Exhibit B           Legal Description of Property

Exhibit C           List of Leases

Exhibit C-1              Revised List of Leases

Exhibit C-2              List of Unaccrued Commissions

Exhibit D           Permitted Conditions of Title

Exhibit E           Tenant Estoppel Certificate

Exhibit E-1              SNDA

Exhibit E-2              Landlord's Affidavit

Exhibit F           Service Contracts

Exhibit G           Pending Litigation

Exhibit H           Insurance

Exhibit I           Form of Letter of Credit



                            EXHIBIT A

Defined Terms. The following terms shall have the meanings set forth in the following sections of this Agreement:

ALPHABETICAL LISTING

Act - Section 5.4.14
Additional Rent - Section 5.2.2
Additional Shop-Rite Rent - Section 6A.2
Agreement - Introduction
Assignment and Assumption of Service Contracts - Section 5.4.4
Assignment and Assumption of Leases - Section 5.4.3
Bankruptcy Court - Section 8.4
Bankruptcy Proceeding - Section 8.4
Broker - Section 13
Buyer - Introduction
Buyer's Affidavit - Section 14.17
Casualty Damage - Section 9.1
Certificates - Section 5.4.15
China Wok - Section 6A.1
China Wok Lease - Section 6A.1
Closing - Section 5.1
Collected Additional Rent - Section 5.2.2
Condemnation - Section 9.1
Compensation Period - Section 6A.3
Deed - Section 5.4.1
Deposit - Section 3.1
Described Unaccrued Commissions - Section 6.3
Effective Date - Section 14.1
Escrow Agent - Section 3.2
Estimated Amounts - Section 6A.3
Existing China Wok Space - Section 6A.1
Expense Amount - Section 5.2.2
FIRPTA - Section 5.4.14
Improvements - Introduction
including - Section 14.12
ISRA - Section 5.4.18
Latest Rent Commencement Date - Section 6A.2
Leases - Section 4.1
LP Agreement - Section 5.4.15
L.L.C. Agreement - Section 5.4.15
Negative Declaration - Section 5.4.18
New China Wok Space - Section 6A.1
NJDEP - Section 5.4.18
Pending Litigation - Section 6.10
Percentage Rent  - Section 5.2.3
Permitted Conditions of Title - Section 4.1
person - Section 14.12
Personalty - Section 1
Projected Latest Rent Commencement Date - Section 6A.2
Proration Date - Section 5.2.1
Property - Introduction
Property - Section 1
Purchase Price - Section 2
Real Estate - Section 1
Reconciliation Period - Section 5.2.2
Rent Commencement Date - Section 6A.3
Rent Credit - Section 6A.2
Roof Decision Date - Section 5.2.7
SEC - Section 14.17
Seller - Introduction
Seller's Share - Section 5.2.7
Service Contracts - Section 6.4
Shop-Rite Lease - Section 6A.2
Shop-Rite Expansion Space - Section 6A.2
SNDA - Section 5.4.13
Strauss - Section 8.4
Strauss Lease - Section 8.4
Survey - Section 7.3
Surveyor - Section 7.3
Title Commitment - Section 4.1
Title Insurer - Section 2
Title Policy - Section 4.1

SECTION LISTING

Agreement - Introduction
Seller - Introduction
Buyer - Introduction
Improvements - Introduction
Property - Introduction
Real Estate - Section 1
Personalty - Section 1
Property - Section 1
Purchase Price - Section 2
Title Insurer - Section 2
Deposit - Section 3.1
Escrow Agent - Section 3.2
Leases - Section 4.1
Permitted Conditions of Title - Section 4.1
Title Policy - Section 4.1
Title Commitment - Section 4.1
Closing - Section 5.1
Proration Date - Section 5.2.1
Additional Rent - Section 5.2.2
Expense Amount - Section 5.2.2
Collected Additional Rent - Section 5.2.2
Reconciliation Period - Section 5.2.2
Percentage Rent  - Section 5.2.3
Roof Decision Date - Section 5.2.7
Seller's Share - Section 5.2.7
Deed - Section 5.4.1
Assignment and Assumption of Leases - Section 5.4.3
Assignment and Assumption of Service Contracts - Section 5.4.4
SNDA - Section 5.4.13
Act - Section 5.4.14
FIRPTA - Section 5.4.14
Certificates - Section 5.4.15
LP Agreement - Section 5.4.15
L.L.C. Agreement - Section 5.4.15
NJDEP - Section 5.4.18
ISRA - Section 5.4.18
Negative Declaration - Section 5.4.18
Described Unaccrued Commissions - Section 6.3
Service Contracts - Section 6.4
Pending Litigation - Section 6.10
China Wok - Section 6A.1
China Wok Lease - Section 6A.1
Existing China Wok Space - Section 6A.1
New China Wok Space - Section 6A.1
Additional Shop-Rite Rent - Section 6A.2
Latest Rent Commencement Date - Section 6A.2
Projected Latest Rent Commencement Date - Section 6A.2
Rent Credit - Section 6A.2
Shop-Rite Expansion Space - Section 6A.2
Shop-Rite Lease - Section 6A.2
Compensation Period - Section 6A.3
Estimated Amounts - Section 6A.3
Rent Commencement Date - Section 6A.3
Survey - Section 7.3
Surveyor - Section 7.3
Bankruptcy Court - Section 8.4
Bankruptcy Proceeding - Section 8.4
Strauss - Section 8.4
Strauss Lease - Section 8.4
Casualty Damage - Section 9.1
Condemnation - Section 9.1
Broker - Section 13
Effective Date - Section 14.1
person - Section 14.12
including - Section 14.12
Buyer's Affiliate - Section 14.17
SEC - Section 14.17


                          EXHIBIT 2.2


             REINSTATEMENT AND AMENDMENT AGREEMENT


     This Reinstatement and Amendment Agreement is made this 5th day of February, 1999, by and between LAKEWOOD-9 INVESTORS, L.P.
AND ARC-LAKEWOOD-9 L.L.C. (collectively, "Seller") and MONTGOMERY
CV REALTY L.P. ("Purchaser").

                            BACKGROUND

     A. Seller and Purchaser were parties to an Agreement of Sale dated January 21, 1999 (the "Purchase Agreement"), pursuant to which Purchaser agreed to buy from Seller and Seller agreed to sell to Purchaser all that certain land with buildings and improvements thereon erected known as Lakewood Plaza Shopping Center, Lakewood Township, Ocean County, NJ, as more particularly described therein (the "Property"). All terms not separately defined herein shall have the meanings that are ascribed to them in the Purchase Agreement

     B. Pursuant to Section 5.2.7 of the Purchase Agreement, the parties had until January 28, 1999 to agree upon the cost of roof repairs/replacements to be borne by Seller ("Seller's
Share").

     C. The parties were unable to agree in writing upon the Seller's Share within the stipulated time period and the Purchase Agreement became null and void and of no further force or effect. Seller and Purchaser have now agreed to delete Section 5.2.7 from the Purchase Agreement and to reduce the Purchase Price, and desire to reinstate the Purchase Agreement as set forth in more detail hereafter.

     D. Furthermore, in accordance with Section 4.1 of the Purchase Agreement, Purchaser has obtained a title insurance commitment ("Title Commitment") from Lawyers Title Insurance Corporation (the "Title Insurer"), being commitment no. 02-14166-T, and Purchaser has delivered a copy thereof to Seller. Pursuant to Section 4.1 of the Purchase Agreement, Seller and Purchaser have agreed to amend the Purchase Agreement to modify the Permitted Conditions of Title in accordance with the terms and conditions herein contained.

     NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller and Purchaser agree as follows:

     1. Reinstatement. The Purchase Agreement is hereby reinstated and shall hereafter be in full force and effect as a binding agreement among the parties, subject to the amendments thereof described below.


     2.   Amendments.

          (a) Section 2 of the Purchase Agreement is hereby amended to reflect an Eight Hundred Fifty Thousand Dollar
($850,000) reduction in the Purchase Price so that the aggregate
Purchase Price shall be Twenty-Four Million One Hundred Ten
Thousand Dollars ($24,110,000).

          (b) Section 5.2.7 of the Purchase Agreement is hereby deleted in its entirety.

          (c) The matters disclosed in Schedule B - Section 1 of the Title Commitment, Items (i) through (n), and in Schedule B -
Section 2 of the Title Commitment, Items 1, 5 and 7 are hereby identified as objections to title ("Title Objections") by Purchaser. Seller hereby undertakes and agrees to cause the foregoing Title Objections to be removed from the Title Commitment on or before the Closing.

          (d) The matters disclosed in Schedule B-Section 2 of the Title Commitment, Items 2 and 6 are hereby identified as Title Objections by Purchaser but will be considered acceptable so long as Purchaser secures from the Title Insurer modifications to such items of the Title Commitment prior to February 22, 1999 in substantially the following form:

          "Item 2 - rights or claims of tenants in possession who are listed on the current rent roll for the insured premises attached hereto as Schedule "__".

          Item 6 - Liens for unpaid taxes for 1999 which are not yet due and payable."

          The foregoing modifications shall constitute conditions precedent to Purchaser's obligation to complete Closing under the Purchase Agreement.

          (e) The matters disclosed in Schedule B - Section 2, Items 8, 9, the easement recorded in Deed Book 4967, Page 137 which is part of Item 12 and Item 14 of the Title
Commitment are hereby identified as Title Objections by Purchaser, but will be considered as acceptable to Purchaser so long as on or before February 22, 1999, Purchaser secures either the removal of the Title Objections or, in the case of the easement recorded in Deed Book 4967, Page 137 which is part of
Item 12 and Item 14, an endorsement to the Title Commitment or affirmative coverage from the Title Insurer satisfactory to Purchaser which insures against loss or damage resulting from the forced or attempted forced removal of (i) the concrete pads of the loading dock which encroaches upon, the easement recorded in Deed Book 4967, Page 137 which is part of Item 12, and (ii) the building erected over the right of way for gas pipes described as
Item 14.


          (f) In the event Purchaser is unable to secure the removal of and/or affirmative coverage with respect to Items 8, 9, 12 and 14 of Schedule B-Section 2 of the Title
Commitment as described in paragraph (e) above, or the modification of Items 2 and 6 of Schedule B-Section 2 of the Title Commitment as described in paragraph (d) above, Purchaser shall so notify Seller in writing on or before February 23, 1999. In the event Purchaser does not so notify Seller on or before February 23, 1999, Purchaser shall be deemed to have accepted the Property subject to such Items 2, 6, 8, 9, 12 and 14 as currently described in the Title Commitment or as may have been modified prior to February 22, 1999. If Purchaser does so notify Seller in accordance hereof, Seller shall then have until March 5, 1999 to replace the Title Insurer with a nationally recognized title insurance company who will issue a title insurance commitment which is the same as the Title Commitment in all respects except that the replacement title insurance commitment will provide for the modification of Items 2 and 6 described above and the removal of and/or affirmative coverage described above with respect to Items 8, 9, 12 and 14. In the event Seller does not deliver to Purchaser such replacement title insurance commitment on or before March 5, 1999, this Agreement will automatically be null and void and of no further force or effect.

     5.   All of the other terms and conditions of the Purchase
Agreement, as amended hereby, shall remain in full force and effect, as so amended.

     IN WITNESS WHEREOF, the parties have executed this Reinstatement and Amendment Agreement on the date set forth above.

                 SELLER:

                 ARC - LAKEWOOD - 9  L.L.C.,
                 a New Jersey limited liability company


Attest:_____________________       By:     /s/ Mark Perel


                 LAKEWOOD - 9 INVESTORS, L.P.,
                 a New Jersey limited partnership

                 By:  ARC - LAKEWOOD, L.P., a New Jersey limited
                       partnership, its Sole General Partner

                 By:  ARC - LAKEWOOD/G.P., Inc., a New Jersey
                       corporation, its Sole General Partner


Attest:_____________________       By:     /s/ Mark Perel




                              PURCHASER:

                              MONTGOMERY CV REALTY L.P.

                              By:  Montgomery CV Realty Trust,
                                   its general partner


Witness:___________________        By:    /s/ Jeffrey Hipple



                          EXHIBIT 2.3


                ASSIGNMENT OF AGREEMENT OF SALE


     This ASSIGNMENT OF AGREEMENT OF SALE is made as of the 17th day of March, 1999, by and between MONTGOMERY CV REALTY L.P., a Delaware limited partnership ("Assignor") and LAKEWOOD PLAZA 9 ASSOCIATES, L.P., a Delaware limited partnership ("Assignee").

     Assignor and LAKEWOOD - 9 INVESTORS, L.P., a New Jersey limited partnership, and ARC - LAKEWOOD - 9 L.L.C., a New Jersey limited liability company ("Seller") are parties to an Agreement of Sale dated January 21, 1999 (the "Agreement"), pursuant to which Assignor agreed to purchase from Seller and Seller agreed to sell to Assignor, certain real estate and the buildings and improvements erected thereon located in the Township of Lakewood, Ocean County, New Jersey and more particularly described on Exhibit A hereto (the "Property"). Assignor now desires to assign its right, title and interest in and to the Agreement to Assignee.

     Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Assignor, and intending to be legally bound hereby, Assignor hereby transfers and assigns to Assignee all of Assignor's right, title and interest in and to the Agreement, including, without limitation, the right to acquire the Property and all other items to be purchased from the Seller thereunder, for the purchase price stated therein. Assignee hereby accepts such assignment from Assignor and assumes Assignor's obligations under the Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment of Agreement of Sale as of the date and year first above written.

ASSIGNOR:                     ASSIGNEE:

MONTGOMERY CV REALTY L.P.     LAKEWOOD PLAZA 9 ASSOCIATES, L.P.

By: Montgomery CV Realty
    Trust,
    its general partner       By:  LAKEWOOD PLAZA 9, LLC,
                                   its general partner



By:   /s/ Jeffrey Hipple      By:  MONTGOMERY CV REALTY L.P.,
                                   Member

                              By:  MONTGOMERY CV REALTY TRUST,
                                   General Partner

                              By:   /s/  Jeffrey Hipple

                                   Jeffrey D. Hipple,
                                   Managing Trustee